UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

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July 14, 2021 2021 Annual General Meeting

Forward-Looking Statements This presentation contains forward-looking statements, including, but not limited to, statements related to our strategy to create sustainable shareholder value, including statements related to the way we intend to advance our business, grow and diversify our revenues, and increase shareholder value; our 2021 total revenue guidance; the goals of our ESG strategies, efforts and initiatives; the anticipated launches in 2021 of RylazeTM and, subject to FDA approval, XywavTM in IH; the anticipated benefits to us of our corporate development transactions; the objectives of our executive compensation programs; potential implications of our proxy proposals; and other statements that are not historical facts. These forward-looking statements are based on our current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of and revenue from our key marketed products, including Epidiolex and our oxybate products; effectively launching and commercializing our other products and product candidates; our ability to realize the expected benefits of our acquisition of GW Pharmaceuticals, or the GW Acquisition; future opportunities and plans for the combined company following the GW Acquisition, including the uncertainty of expected future regulatory filings, product launches, financial performance and results of the combined company; the dependence of the historical GW Pharmaceuticals business on the successful commercialization of Epidiolex/Epidyolex and the uncertain market potential of Epidiolex; the time-consuming and uncertain regulatory approval process, including the risk that we may be unable to obtain regulatory approvals of any of our product candidates, including Xywav in IH, nabiximols and Epidiolex for additional indications, in a timely manner or at all; regulatory initiatives and changes in tax laws; the ultimate duration and severity of the COVID-19 pandemic and resulting global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to our business operations and financial results; protecting and enhancing our intellectual property rights; delays or problems in the supply or manufacture of our products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements; complying with complex and increasingly stringent environmental, health and safety laws and regulations in the countries where we operate; government investigations, legal proceedings and other actions; obtaining and maintaining adequate coverage and reimbursement for our products; identifying and acquiring, in-licensing or developing additional products or product candidates, financing these transactions and successfully integrating acquired product candidates, products and businesses; our ability to realize the anticipated benefits of our collaborations and license agreements with third parties; the aspirational nature of our ESG strategies, efforts and initiatives, which are not guarantees or promises that such goals, initiatives and objectives will be met; and other risks and uncertainties affecting us and the historical GW Pharmaceuticals business, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ and GW Pharmaceuticals’ Securities and Exchange Commission filings and reports, including Jazz Pharmaceuticals Annual Report on Form 10-K for the year ended December 31, 2020, GW’s Annual Report on Form 10-K for the year ended December 31, 2020 and future filings and reports by Jazz Pharmaceuticals. In addition, other risks and uncertainties of which we are not currently aware may also affect our forward-looking statements and may cause actual results and timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date of this presentation or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by us on our website or otherwise. We undertake no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in our expectations or other circumstances that exist after the date as of which the forward-looking statements were made. 2021 Annual Meeting

2021 Annual General Meeting Agenda and Overview of Share Issuance Proposals 4 and 5 Our focus today is on Proposal 4 and Proposal 5 Under Irish law, our directors must have specific authorities from shareholders to allot and issue shares (PROPOSAL 4: share allotment and issuance authority) and to allot and issue those shares for cash without first being required to offer such shares to all of our shareholders on a pro-rata basis (PROPOSAL 5: pre-emption opt-out authority) The renewal of these authorities, as proposed: will maintain our ability to execute corporate development initiatives comparable to our peers who are incorporated and listed in the U.S., while also fully complying with Irish law will not exempt us from any Nasdaq corporate governance or other requirements, including those limiting the issuance of shares is fully consistent with U.S. capital markets practice and governance standards will not increase our authorized share capital Election of four director nominees Auditor appointment and remuneration “Say-on-pay” Renewal of existing share allotment and issuance authority (see slides 12-15) Renewal of existing pre-emption opt-out authority (see slides 12-15) Meeting adjournment (see slide 17) PROPOSAL 1 PROPOSAL 2 PROPOSAL 3 PROPOSAL 4 PROPOSAL 5 PROPOSAL 6 2021 Annual Meeting

Enable efficient, attractive debt offerings Three exchangeable debt offerings, issued between 2014 and 2020, raised approximately $2B in capital at interest rates between 1.5% and 2.0% Authorities are generally required to issue new convertible or exchangeable notes for Jazz ordinary shares, and the convert or exchange feature of future note offerings would help lower our interest rate and attract potential investors Maintain strategic competitiveness Renewal of the authorities will keep Jazz on a level playing field in competitive situations with U.S. incorporated companies Without the authorities, Jazz would be required to seek shareholder approval before issuing shares in each acquisition, even if not required under Nasdaq rules Counterparties may factor associated delays and uncertainty over approval into their decisions Jazz Remains Committed to Disciplined Use of Equity in Furtherance of Growth Strategy Governance and share issuance requirements and restrictions to which US-incorporated, Nasdaq-listed companies are subject will continue to apply to Jazz in all respects In particular, Jazz remains subject to the Nasdaq rule generally requiring shareholder approval prior to issuing shares in connection with acquisitions (other than in public offerings for cash) when the number of shares to be issued is or will be equal to or greater than 20% of the then outstanding shares Allow deploying capital to meet strategic goals Renewal of the authorities will allow Jazz to rapidly and efficiently raise cash through equity or equity-linked offerings, enabling the pursuit of time-sensitive strategic opportunities Renewal of the authorities will allow Jazz to offer shares to the public without first going through the costly and time-consuming process of a pro-rata rights offering Renewing the Share Issuance Authorities is in the Best Interests of Shareholders Extends – but does not in any way expand – authorities that have been in place for almost a decade Board continues to be subject to fiduciary duty obligations under Irish law Authorities are capped at Jazz’s authorized shares Authorities require shareholder re-approval at least every five years

About Jazz Pharmaceuticals 2021 Annual Meeting

We are a fully integrated, growing biopharmaceutical company with a diverse portfolio of marketed medicines and novel product candidates in two key therapeutic areas: neuroscience and oncology.  We are focused on developing life-changing medicines for people with serious diseases—often with limited or no options—so they can live their lives more fully. By transforming biopharmaceutical discoveries into novel medicines, we are working to give people around the world the opportunity to redefine what’s possible–to make the “small wins” big again. 2021 Annual Meeting

Our Strategy to Create Sustainable Shareholder Value Strong commercial execution to drive revenue growth and diversification, and address unmet medical needs of our patients across our product portfolio Expanding and advancing our pipeline through internal and external patient-centric innovation to achieve a valuable product portfolio of durable, highly differentiated programs Continuing to build a flexible, efficient and productive development engine for targeted therapeutic conditions to identify and progress early and mid-stage assets Investing in an efficient, scalable operating model and differentiated capabilities to enable growth and unlock further value through indication expansion and global markets We have been engaged in targeted corporate development, applying a disciplined approach to allocating our resources between investments in our current commercial and development portfolio and the acquisition / in-licensing of new assets 2021 Annual Meeting

Select Strategic Acquisitions and Transactions Since 20141 2021 Annual Meeting 2014 2016 2020 Acquired US rights to lurbinectedin from Pharma Mar Acquired worldwide rights to JZP-150 from SpringWorks Therapeutics 2021 Acquired Gentium and rights to defibrotide in the Americas Acquired Sunosi rights from Aerial Pharma Acquired Celator Acquired rights to Rylaze (JZP-458) from Pfenex 2019 Acquired an asset now known as JZP-385 by acquiring Cavion Acquired GW Pharmaceuticals 1 Timeline reflects the year of selected transactions and indicates, where applicable, approved products associated with these transactions; does not include all corporate development transactions or all assets acquired / in-licensed in the selected transactions shown.

Strong Performance with Increasingly Diversified Revenues Allocating Capital to Enhance Shareholder Returns 1 2017 to 2020 audited. 2 G=Guidance. 2021 Guidance provided by Jazz Pharmaceuticals plc on and as of June 17, 2021. The prior guidance is not being updated or confirmed, and actual results may vary. Xyrem (acquired in 2005); Defitelio (acquired in 2014); Vyxeos (acquired in 2016); Sunosi (launched in the U.S. in 2019); Xywav (launched in the U.S. in November 2020); Zepzelca (launched in the U.S. in July 2020); Epidiolex (acquired May 2021); anticipated launches in 2021 of Rylaze, and, subject to FDA approval, Xywav in IH . TOTAL REVENUES1 $ in millions 2021 Annual Meeting

We Are Listed in the U.S. and Incorporated in Ireland We are incorporated in Ireland Our ordinary shares are listed exclusively on the Nasdaq Global Select Market We are required to follow the corporate legal requirements of Ireland We are a U.S. domestic reporting company under SEC rules; we are not a foreign private issuer within the meaning of SEC rules We are subject to the same governance and share issuance requirements as all other companies listed on Nasdaq We believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards, the rules and regulations of the SEC and the Nasdaq rules and listing standards 2021 Annual Meeting

Share Issuance Proposals PROPOSALS 4 AND 5 2021 Annual Meeting

What are the Share Issuance Proposals? Share allotment and issuance authority Proposal to renew, for a new 5-year term, our directors’ authority to allot and issue ordinary shares up to our authorized but unissued share capital The board of directors recommends a vote FOR Proposal 4 The board of directors recommends a vote FOR Proposal 5 PROPOSAL 4 PROPOSAL 5 Pre-emption opt-out authority Proposal to renew, for a new 5-year term, our directors’ authority to allot and issue shares for cash without first being required to offer such shares to our shareholders on a pro-rata basis 2021 Annual Meeting Why we must submit these proposals Irish law requires us to obtain shareholder approval of our share issuance authorities at least every five years Our current authorities expire in August 2021 Our current authorities have been in place since 2012 and were last approved by our public shareholders in 2016 with more than 80% support How our U.S.-incorporated peers compare Companies that are incorporated and listed in the U.S. are not generally required to—and do not—seek shareholder approval to renew their authority to issue shares, and the dis-application of the statutory pre-emption right is not otherwise required for many companies with which we compete How our ability to issue shares is governed as compared to our U.S.-incorporated peers We are subject to the same governance and share issuance requirements and restrictions under Nasdaq listing rules and SEC rules as all other companies listed on Nasdaq In particular, Jazz remains subject to the Nasdaq rule generally requiring shareholder approval prior to issuing shares in connection with acquisitions (other than in public offerings for cash) when the number of shares to be issued is or will be equal to or greater than 20% of the then outstanding shares

The Renewal of Our Share Issuance Authorities is Fundamental to Our Strategy The renewal of our share issuance authorities is fundamental to the way we intend to advance our business, grow and diversify our revenues and increase shareholder value Our growth strategy depends in part on our ability to identify, acquire, in-license and/or develop additional products or product candidates with the goal of growing and diversifying our revenues Our management and board of directors rely on having the flexibility that the renewal of our share issuance authorities would provide to quickly take advantage of strategic opportunities, including potential acquisitions and other capital-intensive transactions that we believe would increase shareholder value Approval of the share issuance proposals will continue to keep us on an equal footing with our U.S.-based peer companies in deploying capital and competing for, and completing, acquisitions and similar strategic transactions designed to advance our business and increase shareholder value The share issuance authorities will not exempt us from any NASDAQ corporate governance or other requirements, are fully consistent with U.S. capital markets practices and governance standards, and will not increase our authorized share capital We are asking you to approve the share issuance proposals to allow us to continue to execute on our business and growth strategy in a timely and competitive manner 2021 Annual Meeting

For Nearly Ten Years, We Have Demonstrated Disciplined Use of Equity During our nearly ten years as an Irish-incorporated company, our shareholders have entrusted us to be disciplined stewards of our current share issuance authorities—our actions during that time demonstrate our deliberately disciplined use of equity We believe that we have been successful in executing on our long-term business plan and growth strategy, while also creating value for our shareholders Since 2012, we have completed company and asset acquisitions or in-licensing transactions valued at over $12 billion in the aggregate Each of these transactions, other than our acquisition of GW Pharmaceuticals, were funded with cash on hand and/or through debt financings, and we have otherwise been disciplined in our use of equity to provide funding for, or to complete, acquisitions or in-licensing of new assets In the GW Pharmaceutical acquisition, the use of equity enabled Jazz to secure more favorable debt terms Three exchangeable debt offerings, issued between 2014 and 2020, raised approximately $2B in capital at interest rates between 1.5% and 2.0% Authorities are generally required to issue new convertible or exchangeable notes for Jazz ordinary shares, and the convert or exchange feature of future note offerings would help lower our interest rate and attract potential investors While we have been deliberately disciplined in our use of equity in our completed transactions, if our share issuance proposals are not approved, we would potentially lose the flexibility to quickly take advantage of corporate development or other strategic opportunities that would require the issuance of equity or equity-linked securities, and we believe that the loss of that flexibility would negatively impact our ability to execute on our business and growth strategy We also believe that we have appropriately balanced investment in our growth with managing dilution through our share repurchase programs, under which we have repurchased approximately 12.5 million of our ordinary shares from 2013 through March 31, 2021; as of July 13, 2021, we had approximately 61 million shares outstanding 2021 Annual Meeting

Our Share Issuance Proposals are Critical Why Should You Support Our Share Issuance Proposals? If the share issuance proposals are not approved, our current share issuance authorities will expire on August 4, 2021 and without further shareholder approval: we will generally not be able to issue shares (other than to employees pursuant to our employee equity compensation plans) we will generally not be able to issue shares for cash without first offering them on the same or more favorable terms to our existing shareholders on a pro-rata basis These limitations would put us at a competitive disadvantage compared to many of our U.S.-incorporated peers, especially in competing for acquisitions and similar transactions The renewal of the share issuance authorities is fundamental to the way we intend to advance our business, grow and diversify our revenues, and increase shareholder value, the renewal of which would continue to allow us to quickly take advantage of strategic opportunities on an equal footing with U.S.-listed peer companies The share issuance proposals, if approved, will extend – but not in any way expand – our current authorities, allowing our board of directors continued flexibility to issue shares that are already within our authorized share capital, subject to the shareholder approval and other requirements of Nasdaq and the SEC For nearly ten years, our actions have demonstrated our disciplined use of equity What if the Share Issuance Proposals are Not Approved? 2021 Annual Meeting

Adjournment Proposal PROPOSAL 6 2021 Annual Meeting

What is the Adjournment Proposal? Proposal 5 (Renewal of existing pre-emption opt-out authority) requires that at least 75% of the votes cast (in person or by proxy) be voted “FOR” the proposal in order to be passed If you support Proposal 5, we believe that a vote for Proposal 6, the adjournment proposal, also warrants your support The board of directors recommends a vote FOR Proposal 6 PROPOSAL 6 Why shareholders are being asked to vote upon an adjournment proposal Asks shareholders to vote for a resolution approving any motion to adjourn the annual meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve Proposal 5 2021 Annual Meeting

2021 Annual Meeting Shareholder Engagement, ESG and Executive Compensation

We Regularly Solicit and Act On Shareholder Input Our directors and management team engage as appropriate with shareholders on a variety of topics including governance, executive compensation, and a variety of environmental & social issues With respect to our compensation program: The compensation committee approved a new performance-based equity program as part of our named executive officers’ 2021 annual long-term incentive grants Starting in 2021, stock options have been eliminated We recently adopted a clawback policy, covering incentive payments made in cash and in equity HIGHLIGHTS We enhanced our board diversity in both 2019 and 2020 and, following our 2021 annual general meeting, we expect women to represent 33% of our board In 2020, we established the Corporate Sustainability and Social Impact function within our company to guide the development of our ESG strategy and social impact initiatives We recently published our first SASB mapping report 2021 Annual Meeting

ESG Highlights Our Nominating & Corporate Governance Committee has oversight responsibilities for ESG strategy and practices While we have a broad suite of ESG initiatives that cross the environmental, social, and governance terrains that includes our patients and our communities, our internal priorities are our people and the careful use of resources with minimal environmental impact We are integrating ESG considerations into the Company’s decision-making Following the GW transaction, we are actively considering whether changes to our ESG strategy and practices are appropriate to reflect the combined company Our ESG Priorities Diversity, Equity, & Inclusion Employee Engagement Employee Growth & Development Employee Health & Well-being Environment Our Diversity, Equity and Inclusion strategy includes developing annual plans and actions to strengthen our commitment to: 1) building a more diverse workforce represented by unique backgrounds, experiences, thoughts and talents 2) investing in our diverse talent to drive equity 3) and creating a culture of inclusion and belonging. We focus company-wide efforts on creating an environment where our people feel valued, respected, and able to contribute to their full potential. We believe employee engagement and the power of our employee voices is foundational to strong performance. We have transparent and regular communication channels with our employees consisting of many forms. Our talent strategy is focus on attracting the best talent, recognizing and rewarding their performance as defined by the What and How, and continually developing our talent through new experiences and learning opportunities. We focus on the talent experience at Jazz to continually assess what we can improve to more actively engage and retain our employees. Health and safety are top priorities for Jazz. We aim to avoid accidents and to promote a culture of care and health and well-being for all employees. To create and sustain a safe workplace where health is protected, Jazz implements proper risk evaluation, education and training of employees, use of appropriate personal protective equipment, and compliance with relevant national and international health and safety standards. We seek to operate our manufacturing facilities in an environmentally responsible way to protect our people, our business, our environment and the local communities in which we operate. 2021 Annual Meeting

Post-Meeting Board: Director Independence, Tenure and Diversity Our board is substantially independent and has a mix of relatively newer and longer-tenured directors. The board includes one racially/ethnically diverse director, and one director who identifies as LGBTQ+. 2021 Annual Meeting Director Independence Director Tenure Non-Independent Independent >9 Years 0 - 6 Years 7 - 9 Years

Compensation Philosophy and Objectives Our executive compensation program is designed with the following objectives and philosophy: Attract, incentivize, reward and retain diverse, talented individuals with relevant experience in the life sciences industry through a competitive pay structure Deliver balanced total compensation packages to accomplish our business objectives and mission Align pay with our performance 2021 Annual Meeting Say-on-pay support has averaged more than 91% over the last five years (2016-2020) Starting in 2021, we have: Eliminated the use of stock options for annual NEO pay Granted ~50% of each NEO’s target equity compensation in the form of performance-based awards tied to the achievement of multi-year strategic objectives and relative stock price performance We also have a compensation governance structure in place to align executive compensation with shareholders, including executive share ownership guidelines, a prohibition on hedging and pledging and a clawback policy

2021 Annual Meeting Logistics 2021 Annual Meeting

We Value Your Support at the 2021 Annual General Meeting By phone by calling 1-800-690-6903 (your vote must be received by 11:59 p.m. U.S. Eastern Time on July 28, 2021 for your vote to be counted) Online at www.proxyvote.com (your vote must be received by 11:59 p.m. U.S. Eastern Time on July 28, 2021 for your vote to be counted) In person at the Annual General Meeting Our board of directors recommends that you vote your shares “FOR” each of our director nominees and “FOR” each of the other proposals 2021 Annual Meeting Your vote is important, no matter how many or how few shares you may own; please help us avoid the expense of further solicitation by voting today Our 2021 Annual General Meeting will be held in-person July 29, 2021 3:00 pm Dublin local time 10:00 am U.S. Eastern Time You may vote your shares in the following ways:

July 14, 2021 2021 Annual General Meeting